Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is entered into this date, by and between FIRST TRINITY FINANCIAL CORPORATION, an Oklahoma corporation (“Company”) and Gregg Zahn (“Employee”)
Whereas, Company desires to employ employee as its President and Chief Executive Officer of the Company and its subsidiaries; and
Whereas Employee desires to accept such position;
The parties agree to the following:
Definitions
In this Agreement, unless something in the subject matter or context is inconsistent therewith:
“Affiliate” includes each direct and indirect subsidiary of the Company and any other entities in which the Company has a financial interest.
“Agreement” means this agreement, including its recitals and schedules, as amended from time to time
“Base Salary” has the meaning attributed to such term in Section 3-a.
“Board” means the board of directors of the Company in office from time to time.
“Bonus” has the meaning attributed to such term in Section 3-b.
“Business” means all the business and activities from time to time carried on by the Company and its Affiliates.
“Cause” The term “cause” in the event of termination of the Employee’s employment by the Company means (i) intentional neglect that jeopardizes the life or property of another, (ii) intentional wrongdoing or malfeasance: or (iii) intentional violation of a business- related law by. Any of the three cause’s must have been committed by the Employee and have a material adverse effect and demonstrably injurious to the Company and which is not or cannot be cured within sixty (60) days after notice from the Board of Directors of the Company thereof.
In the event of termination of the Employee’s employment by the Employee means (i) the change in job responsibilities of the Employee resulting in the demotion of the Employee from the position of President or CEO, which demotion is caused by something other than would be cause for termination of the Employee’s employment by the Company for cause and other than the non-performance of the Employee as defined later herein; or (ii) the removal of the Employee from the Board of Directors of the Company or its majority owned subsidiaries or the failure of the Employee to be re-elected to said Board of Directors, as the case may be (iii) change of control as defined later herein.

“Change in Control” shall be deemed to occur on
(a)
the date of the acquisition of securities of the Corporation (including securities convertible into Common Shares and/or other securities of the Corporation (“ Convertible Securities ”)) as a result of which a person or group (an “ Acquirer ”) owns beneficially Common Shares or other securities of the Corporation and/or Convertible Securities such that, assuming the conversion of Convertible Securities owned beneficially by the Acquirer but not by any other holder of Convertible Securities, the Acquirer would own beneficially (i) not less than 50% of the Common Shares or (ii) shares which would entitle the holders thereof to cast not less than 50% of the votes attaching to all shares in the capital of the Corporation which may be cast to elect directors of the Corporation; or

(b)	the date upon which the following two conditions shall have been satisfied:
(i)
the acquisition (“ Acquisition of Control ”) of securities of the Corporation (including Convertible Securities) as a result of which an Acquirer owns beneficially Common Shares or other securities of the Corporation and/or Convertible Securities such that, assuming the conversion of Convertible Securities owned beneficially by the Acquirer but not by any other holder of Convertible Securities, the Acquirer would own beneficially (A) not less than 30% of the Common Shares or (B) shares which would entitle the holders thereof to cast not less than 30% of the votes attaching to all shares in the capital of the Corporation which may be cast to elect directors of the Corporation; and

(ii)	within two years after the Acquisition of Control, a majority of the Board consists of individuals who were not directors of the Corporation before the Acquisition of Control; or
(c)	the date upon which the following two conditions shall have been satisfied:
(i)
the shareholders of the Corporation shall have approved (A) an amalgamation or merger of the Corporation with any other corporation (other than an Affiliate), (B) any other business combination or consolidation, (C) a plan for the liquidation of the Corporation, or (D) an agreement for the sale or disposition of all or substantially all of the assets of the Corporation (a “ Corporate Reorganization ”); and

(ii)
within two years following a Corporate Reorganization, a majority of the board of directors of the amalgamated or merged entity or successor entity into which the Corporation was liquidated or which acquired substantially all of the assets of the Corporation consists of individuals who were not directors of the Corporation immediately before the Corporate Reorganization;

“Company” means First Trinity Financial Corporation and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise
“Effective Date” of this Agreement means May 1, 2010.
“Executive” means Gregg E. Zahn, 11010 S. 88th E. Avenue, Bixby, OK.
“non-performance by the Employee” in the event of termination of the Employee’s employment by the Company means the determination by 51% of the members of the Board of Directors of the Company, or in the case of a change of control a super-majority greater than 75% of the Board of Directors in their sole and absolute discretion, that the Employee is not performing his duties under this Agreement after the Board of Directors of the Company has delivered to the Employee written notice which specifically identifies the manner in which the Board believes he is not performing his duties and which is not or cannot be cured within sixty (60) days after such written notice is delivered to the Employee.
Termination Date” means three years from the effective date including any automatic extensions. “Termination Payment” has the meaning attributed to such term in Section 7-2.
1. TERMS AND DUTIES
For valuable consideration, the receipt of which is hereby acknowledged, Employee is hereby employed and shall work for Company and its subsidiaries as President and Chief Executive Officer for a term commencing on May 1, 2010 and continuing for a period of thirty six months (36) ending April 30, 2013, or the termination of this Agreement as described In Section 6 hereof, whichever shall occur first. The employee’s duties shall be to manage Company’s interests in its business and subsidiaries as mutually agreed and set forth in an agreed job description.
Automatic Extension
Each May 1, beginning with May 1, 2011 the Employment agreement shall be automatically extended for successive one-year terms unless this Agreement is terminated as described In Section 6 hereof,
2. TIME
Employee shall faithfully perform for the Company the duties incident to the office of President and Chief Executive Officer and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Board. The Employee shall devote substantially all of the Employee’s business time and effort to the performance of the Employee’s duties hereunder. Employee may serve on the boards of directors of, and hold any other offices or positions in companies affiliated with the Company and in other entities including insurance and premium finance companies that do not compete with the Company. Employee will notify the board of any board positions held either before are after accepting such position. Employee may participate in, invest in and acquire interests in other entities including insurance and premium finance companies and provide advice and consulting services for a fee to such companies so long as they do not compete with the Company; provided, however, that nothing shall prohibit Employee from retaining any non-controlling interests acquired in a company that begins to compete with the Company after the interest is acquired by Employee.
3. COMPENSATION
(a) Base Salary. As compensation for all services rendered by the employee under this agreement, Company will pay Employee a base salary of $ 18,750 per month, payable periodically, in substantially equal amounts, but no less often than semi-monthly in accordance with company’s payroll practices from time to time in effect. In addition to the monthly compensation above, Employee shall receive an $850 per month vehicle allowance on the first day of each month during the term of this agreement.
(b) Bonus. Company, at the discretion of the compensation committee and Board of Directors, may grant additional bonuses to Employee based on performance relating to events such as, but not limited to, acquisitions, establishment of subsidiaries or affiliates, company expansion, corporate profits, growth of sales organization, life insurance company production growth, premium finance company growth, and corporate cost savings. Such bonuses shall be granted on an annual basis.

4. EMPLOYEE BENEFITS.
The Employee will be entitled to participate in all incentive, retirement, profit-sharing, life, medical, disability and other benefit plans and programs (collectively “Benefit Plans”) as are from time to time generally available to other executives of the Company with comparable responsibilities, subject to the provisions of those programs. Without limiting the generality of the foregoing, the Company will provide the Employee with basic health and medical benefits on the terms that such benefits are provided to other executives of the Company with comparable responsibilities. The Employee will also be entitled to holidays, sick leave and vacation in accordance with the Company’s policies as they may change from time to time, but in no event shall the Employee be entitled to less than three (3) weeks paid vacation.
5. EXPENSES.
(a)Reimbursement for Expenses. The Company will promptly reimburse the Employee, in accordance with the Company’s policies and practices in effect from time to time, for all expenses reasonably incurred by the Employee in performance of the Employee’s duties under this Agreement, excluding reimbursement for miles driven by the Employee in furtherance of the Company’s business “Business Mileage”).
(1) The vehicle allowance of $850.00 per month is being paid in lieu of reimbursement for Business Mileage.
(2) Business mileage does not include commuting from Employee’s residence to the Company’s headquarters.
(3) Employee is responsible for proper substantiation and reporting of Business Mileage and/or actual expenses.
(4) Employee acknowledges that the payment to him of a monthly vehicle allowance may result in taxable income if the business portion of actual automobile expenses is less than the vehicle allowance of $850.00 per month paid to employee under this subsection, or if employee does not maintain the records required by the Internal Revenue Code and the Regulations thereunder. Employee has been advised to consult a tax advisor to determine the taxability of payments under this subsection, and the record keeping requirements associated with the travel and expenses associated with such payments.
6. TERMINATION.
The Employee’s employment by the Company: (a) shall terminate upon the Employee’s death or disability (as defined below); (b) may be terminated by the Company for any reason other than cause or non-performance at any time; (c) may be terminated by the Company for cause (as defined below) at any time; (d) may be terminated by the Employee, without cause at any time upon sixty (60) days’ prior written notice delivered by the Employee to the Company; (e) may be terminated by the employee for cause (as defined below) at any time upon sixty (60) days’ prior written notice delivered by the Employee to the Company; and (f) may be terminated by the Company for non-performance by the Employee at any time.
(a) Disability. This agreement will automatically terminate if Employee shall be prevented from performing Employee’s usual duties for a period of six (6) consecutive months, or for shorter periods aggregating more than six (6) months in any twelve (12) month period by reason of physical or mental disability, total or partial, (herein referred to as “disability”), Company shall nevertheless continue to pay full salary up to and including the last day of the fifth consecutive month of disability, or the day on which the shorter periods of disability shall have equaled a total of six (6) months. Any salary payments to the Employee shall be reduced by the amount of any benefits paid for the same period of time under any disability insurance program provided by the Company.

7. CONSEQUENCES OF TERMINATION.
(a) CONSEQUENCES OF TERMINATION ON EMPLOYEE’S DEATH OR DISABILITY.
If the Employee’s employment is terminated prior to the termination date, because of the Employee’s death or disability, (i) subject to Section 7(g) hereof, this Agreement terminates immediately; (ii) the Company will pay the Employee, or his legal representative or estate, as the case may be, in full satisfaction of all of its compensation (base salary and bonus) obligations under this Agreement, an amount equal to the sum of any base salary due to the Employee through the last day of employment, plus any accrued bonus to which the Employee may have been entitled on the last day of employment, but had not yet been received; and (ii) the Employee’s benefits and rights under any Benefit Plan shall be paid, retained or forfeited in accordance with the terms of such plan; provided, however, that Employer shall have no obligation to make any payments toward these benefits for Employee from and after termination.
(b) CONSEQUENCES OF TERMINATION BY THE COMPANY FOR ANY REASON OTHER THAN FOR CAUSE OR FOR NON-PERFORMANCE OF EMPLOYEE
(1) If the Employee’s employment is terminated by the Company prior to the termination date, for any reason other than for cause or non-performance of Employee, (i) subject to Section 7(g) hereof, this Agreement terminates immediately; (ii)the Company will pay the Employee, in full satisfaction of all of its compensation (base salary and bonus) obligations under this Agreement, an amount equal to the sum of any base salary due to the Employee through the last day of employment, plus any accrued bonus to which the Employee may have been entitled on the last day of employment, but had not yet been received; (iii) the Company will pay the Employee, within sixty (60) days of such termination, a lump sum severance payment equal to the unpaid balance of the annual base salary which would have been payable to Employee through the termination date and (iv) the Employee’s benefits and rights under any Benefit Plan, other than any basic health and medical benefit plan, shall be paid, retained or forfeited in accordance with the terms of such plan; provided, however, that Employer shall have no obligation to make any payments toward these benefits for Employee from and after termination.
(2) Any payment pursuant to clause (b) (1) (iii) above (the “Termination Payment”):
(a). will be subject to offset for any advances, amounts receivable, and loans, including accrued interest, outstanding on the date of the employment termination; and (b). will not be subject to offset on account of any remuneration paid or payable to the Employee for any subsequent employment the Employee may obtain, whether during or after the period during which the Termination Payment is made, and the Employee shall have no obligation whatever to seek any subsequent employment.
(c) CONSEQUENCES OF TERMINATION FOR CAUSE BY THE COMPANY.
If the Employee’s employment is terminated by the Company prior to the termination date for cause, (i) subject to Section 7(g) hereof, this Agreement terminates immediately; (ii) the Company will pay the Employee, in full satisfaction of all of its compensation (base salary and bonus) obligations under this Agreement, an amount equal to the sum of any base salary due to the Employee through the last day of employment, plus any accrued bonus to which the Employee may have been entitled on the last day of employment, but had not yet been received; and (iii) the Employee’s benefits and rights under any Benefit Plan shall be paid, retained or forfeited in accordance with the terms of such plan; provided, however, that Employer shall have no obligation to make any payments toward these benefits for Employee from and after termination.
(d) CONSEQUENCES OF TERMINATION BY THE EMPLOYEE FOR ANY REASON OTHER THAN FOR CAUSE OR EMPLOYEE’S DEATH OR DISABILITY.
If, upon sixty (60) days’ prior written notice to the Company by the Employee, the Employee’s employment is terminated by the Employee prior to the termination date for any reason other than for cause or Employee’s death or disability, (i) subject to Section 7(g) hereof, this Agreement terminates immediately; (ii) the Company will pay the Employee, in full satisfaction of all of its compensation (base salary and bonus) obligations under this Agreement, an amount equal to the sum of any base salary due to the Employee through the last day of employment, plus any accrued bonus to which the Employee may have been entitled on the last day of employment, but had not yet been received; and (iii) the Employee’s benefits and rights under any Benefit Plan, other than any basic health and medical benefit plan, shall be retained or forfeited in accordance with the terms of such plan; provided, however, that Employer shall have no obligation to make any payments toward these benefits for Employee from and after termination.

(e) CONSEQUENCES OF TERMINATION BY THE EMPLOYEE FOR CAUSE.
(1) If, upon sixty (60) days’ prior written notice to the Company by the Employee, the Employee’s employment is terminated by the Employee prior to the termination date, for cause (i) subject to Section 7(g) hereof, this Agreement terminates immediately; (ii) the Company will pay the Employee, in full satisfaction of all of its compensation (base salary and bonus) obligations under this Agreement, an amount equal to the sum of any base salary due to the Employee through the last day of employment, plus any accrued bonus to which the Employee may have been entitled on the last day of employment, but had not yet been received; (iii) the Company will pay the Employee, within sixty (60) days of such termination, a lump sum severance payment equal to the unpaid balance of the annual base salary which would have been payable to Employee through the termination date; and (iv) the Employee’s benefits and rights under any Benefit Plan, other than any basic health and medical benefit plan, shall be paid, retained or forfeited in accordance with the terms of such plan; provided, however, that Employer shall have no obligation to make any payments toward these benefits for Employee from and after termination. (2) Any payment pursuant to clause (e) (1) (iii) above (the “Termination Payment”):
a) will be subject to offset for any advances, amounts receivable, and loans, including accrued interest, outstanding on the date of the employment termination; and
b) will not be subject to offset on account of any remuneration paid or payable to the Employee for any subsequent employment the Employee may obtain, whether during or after the period during which the Termination Payment is made, and the Employee shall have no obligation whatever to seek any subsequent employment.
(f) CONSEQUENCES OF TERMINATION BY THE COMPANY FOR NON-PERFORMANCE BY THE EMPLOYEE.
If the Employee’s employment is terminated by the Company prior to the termination date for non-performance by the Employee (i) subject to Section 7(g) hereof, this Agreement terminates immediately; (ii) the Company will pay the Employee, in full satisfaction of all of its compensation (base salary and bonus) obligations under this Agreement, an amount equal to the sum of any base salary due to the Employee through the last day of employment, plus any accrued bonus to which the Employee may have been entitled on the last day of employment, but had not yet been received; and (iii) the Employee’s benefits and rights under any Benefit Plan, other than any basic health and medical benefit plan, shall be paid, retained or forfeited in accordance with the terms of such plan; provided, however, that Employer shall have no obligation to make any payments toward these benefits for Employee from and after termination.
(g) PRESERVATION OF CERTAIN PROVISIONS.
Notwithstanding any provisions of this Agreement to the contrary, the provisions of Sections 8 through 10 hereof shall survive the expiration or termination of this Agreement as necessary to give full effect to all of the provisions of this Agreement.
8. ARBITRATION.
(a) Any disputes arising under or in connection with this agreement shall be resolved by arbitration, to be held in Tulsa, Oklahoma in accordance with the rules and procedures of the American Arbitration Association and the State of Oklahoma.
(b) all costs, fees and expenses of any arbitration in connection with this agreement which result in any decision or settlement requiring Company to make a payment to Employee, including, without limitation, attorneys fees of both Employee and Company, shall be borne by, and be the obligation of, Company. In no event shall Employee be required to reimburse Company for any of the costs and expenses incurred by Company relating to such arbitration. The obligation of Company under this section shall survive the termination of this agreement (whether such termination is by Company, by Employee, upon the expiration of this agreement or otherwise).
(c) Pending the outcome or resolution of any arbitration, Company shall continue payment of all amounts to Employee without regard to any dispute.

9. NON COMPTETE.
Employee agrees that for a period of one year following the termination of this agreement he will not (1) solicit any Company shareholder, policyholder, or premium finance customer to become a shareholder, policyholder, or premium finance customer of any competitor or anticipated competitor of Company; and (2) solicit any employee, agent, or independent contractor of Company to become an employee, agent or independent contractor of any competitor or anticipated competitor of Company.
EXCEPTIONS TO NON-COMPETITION COVENANTS.
Notwithstanding anything herein to the contrary or apparently to the contrary, the following shall not be a violation or breach of the non-competition covenants contained in this Agreement. For a period of one year after the termination of this agreement Employee may (i) engage in business with anyone or any companies that employee had an existing relationship with prior to becoming associated with the Company, (ii) engage in any business, including the insurance or premium finance business as an agent, employee, shareholder or owner, in any location (iii) conduct business with any Company shareholder, policyholder or premium finance customer to become a shareholder, policyholder or premium finance customer of any competitor or anticipated competitor of Company if the person solicits Employee, and (iv) hire any employee, agent or independent contractor of the Company to become an employee, agent or independent contractor of any competitor or anticipated competitor of Company if the person solicits Employee.
To deliver promptly to Company on termination of Employee’s employment by Company, or at any time Company may so request, all memoranda, notes, records, reports, and other documents (and all copies thereof) relating to Company’s and its affiliates’ businesses which Employee may then possess or have under his control.
10. SUCCESSORS; BINDING AGREEMENT; ASSIGNMENT.
The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, provided that the Employee must be given the position as the Chief Executive Officer (“CEO”) and President with the same authority, powers and responsibilities set forth in Section 1 hereof with respect to the subsidiary or subdivision which operates the business of the Company as it exists on the date of such business combination. Failure of the Company to obtain such express assumption and agreement at or prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation and benefits from the Company in the same amount and on the same terms to which the Employee would be entitled hereunder if the Company terminated the Employee’s employment without Cause. For purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. As used in this Agreement, The Company may not assign this Agreement, (i) except in connection with, and to the acquirer of, all or substantially all of the business or assets of the Company, provided such acquirer expressly assumes and agrees in writing to perform this Agreement as provided in this Section. The Employee may not assign his rights or delegate his duties or obligations under this Agreement.
11. MISCELLANEOUS.
(a) This agreement constitutes the entire understanding between the parties regarding the subject matter hereof and supersedes any and all prior or contemporaneous oral or written communications and agreements. Nothing herein contained shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements. No representation, promise, or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, or inducement not so set forth. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

This agreement shall not be modified, amended or in any way altered except by an instrument in writing approved by the Board of Directors of the Company and signed by an officer designated by the Board of Directors to execute such waiver, modification or discharge and signed by Employee.
(b) If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.
(c) Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.
(d) The provisions of this Agreement shall inure to the benefit of the parties hereto, their heirs, legal representatives, successors, and assigns. This Agreement, and Employee’s rights and obligations hereunder, may not be assigned by Employee. Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business and assets. Company may also assign this Agreement to any affiliate of Company; provided, however, that no such assignment shall (unless Employee shall so agree in writing) release Company of liability directly to Employee for the due performance of all of the terms, covenants, and conditions of this Agreement to be complied with and performed by Company.
(e) This agreement shall be construed and enforced in accordance with the laws of the State of Oklahoma that are applicable to contracts made and to be performed in the State of Oklahoma, regardless of the actual place of making or performance. Any action or proceeding based upon this agreement or arising out of its performance shall be initiated in a federal or state court of competent jurisdiction in Tulsa, Oklahoma and in no other jurisdiction: and each party hereby consents and submits to the jurisdiction of such federal or state court in Tulsa, Oklahoma. In the event any term, provision, or portion shall be stricken and the remaining terms, provisions, or portions shall remain in full force and effect.
(f) this agreement shall become effective upon the signature of Employee and Company’s Chairman of the Board of Directors upon authorization by the Board of Directors.
(g) Employee represents that he has had the right and opportunity to consult with independent counsel of his own choosing and that he has read and understands the foregoing and he has signed this agreement of his own free will without duress, coercion or undue influence.
(h) Notices shall be sent via first class mail, postage paid or personal delivery and shall be deemed to have been received on the earlier of the third day after deposit in the mail or personal delivery.

Notice to Gregg Zahn:	Gregg Zahn
11910 S 88th East Ave
Bixby, OK 74008

Notice to Company:	First Trinity Financial Corporation
7633 E. 63rd Place
Suite 230
Tulsa, OK 74133

Executed this 7th day of June, 2010

Gregg Zahn:	By:	/s/ Gregg Zahn Gregg Zahn

Company:	By:	/s/ Scott J. Engebritson Scott J. Engebritson
Chairman of Board